Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES A PARTNERSHIP

WITH HARBINGER GROUP INC. RELATED TO CONVENTIONAL

OIL AND GAS PROPERTIES IN TEXAS AND LOUISIANA

DALLAS, TEXAS, November 5, 2012... EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced a definitive agreement with Harbinger Group Inc. (NYSE: HRG) (“HGI”) whereby EXCO will contribute its conventional non-shale assets in East Texas and North Louisiana and its shallow Canyon Sand and other miscellaneous assets in West Texas to a limited partnership (the “Partnership”) with HGI. In exchange for the contribution of its assets, EXCO will receive cash consideration of $597.5 million, subject to customary purchase price adjustments to reflect an effective date of July 1, 2012, a 24.5% limited partner interest in the Partnership and a 50% interest in the general partner of the Partnership. HGI will contribute $372.5 million cash and will receive a 73.5% limited partner interest in the Partnership and a 50% interest in the general partner. The remaining $225 million of the cash consideration paid to EXCO will be funded by a revolving credit agreement to be entered into by the Partnership. The formation of the Partnership results in a $725 million valuation of the oil and gas properties included in the transaction. After giving effect to the 2% general partner interest in the Partnership, EXCO and HGI will own an economic interest in the Partnership of 25.5% and 74.5%, respectively.

The properties that will be contributed to the Partnership consist of EXCO’s existing Cotton Valley assets in its Holly, Waskom, Danville and Vernon fields in East Texas and North Louisiana. All depths from the base of the Cotton Valley and above will be included. In addition, all of EXCO’s rights (excluding all depths below the base of the Canyon Sand intervals) in its Canyon Sand field in Irion and Tom Green Counties, Texas and certain other West Texas conventional properties will be included in the Partnership.

Characteristics of the contributed Partnership properties (as of the July 1, 2012 effective date) follow:

		East Texas /
	West Texas	North Louisiana	Total
Gross Acres	29,715	168,442	198,157
Net Acres	27,158	96,548	123,706

Gross Producing Wells	423	997	1,420

Daily Production
Oil (Bbls/d)	1,464	250	1,714
NGL (Bbls/d)	1,435	—	1,435
Natural Gas (Mcf/d)	7,038	74,182	81,220

Total Daily Production (Mcfe/d)	24,432	75,682	100,114

Proved Reserves (Mmcfe) (1)	113,339	415,348	528,687

(1)	The July 1, 2012 Proved Reserves used in this press release were calculated using June 29, 2012 forward strip prices. The estimated Proved Reserves attributable to the properties being contributed to the Partnership, using the unweighted average prices for the twelve months ended June 30, 2012 of $3.15 per Mmbtu of natural gas, $95.67 per Bbl of crude oil and $59.32 per Bbl of NGL as required by Regulation S-X under the Securities Act, were 466,204 Mmcfe.

Substantially all acreage is held by production. Included in the West Texas area are 145 undrilled locations which are heavily weighted toward oil and natural gas liquids and are economic to drill at current prices. There are numerous undrilled locations and exploitation projects in East Texas and North Louisiana which, at improved gas prices, can also be developed.

Pro Forma Capitalization and Liquidity

After the contribution of the properties to the Partnership and use of the proceeds from the transaction, EXCO’s credit agreement, which presently has a $1.3 billion borrowing base, will be reduced to $900 million and the borrowing base under the Partnership’s new revolving credit facility is expected to be $400 million. The unaudited pro forma effect on EXCO’s liquidity after the contribution of the properties to the Partnership is as follows:

		As of September 30, 2012		Pro Forma
		Pro Forma	Pro Forma	Consolidated
(Unaudited, in thousands)	Historical EXCO	EXCO	Partnership	EXCO (1)
Cash and restricted cash	$140,859	$140,859	$5,000	$142,134
EXCO Bank Debt	1,107,500	510,000	—	510,000
Partnership Bank Debt	—	—	230,000	58,650
Senior Notes	750,000	750,000	—	750,000

Total Debt	1,857,500	1,260,000	230,000	1,318,650
Net Debt	1,716,641	1,119,141	225,000	1,176,516
Borrowing Base	1,300,000	900,000	400,000	(3)
Liquidity (2)	326,252	523,752	175,000	(3)
% Drawn	85.2%	56.7%	57.5%	(3)

(1)	Represents Pro Forma EXCO as of September 30, 2012 plus 25.5% of the Pro Forma Partnership.
(2)	Net of $7.1 million outstanding letters of credit.
(3)	EXCO will not be a guarantor of the Partnership’s revolving credit facility, nor will EXCO’s liquidity be impacted by available borrowing capacity under the Partnership’s revolving credit facility.

Selected Pro Forma Partnership Data

Following are selected operating and financial data for the nine months ended September 30, 2012 reflecting the pro forma impacts to EXCO after the contribution of the properties to the Partnership.

		Pro Forma Adjustments
			EXCO’s 25.5%	Consolidated Pro
(Unaudited, dollars in thousands, except per Mcfe)	Historical EXCO	Total Partnership	Share	Forma EXCO
Production:
Total production (Mmcfe)	146,040	(27,986)	7,136	125,190
Average production (Mmcfe/d)	533	(102)	26	457

Revenues:
Revenues, excluding derivatives	$394,447	$(118,538)	$30,227	$306,136
Average realized price ($/Mcfe)	2.70	4.24	4.24	2.45

Expenses:
Direct operating costs	59,084	(34,138)	8,705	33,651
Per Mcfe	0.40	1.22	1.22	0.27
Production and ad valorem taxes	20,671	(14,303)	3,647	10,015
Per Mcfe	0.14	0.51	0.51	0.08
Gathering and transportation	78,183	(9,352)	2,385	71,216
Per Mcfe	0.54	0.33	0.33	0.57

Excess of revenues over direct operating expenses	236,509	(60,745)	15,490	191,254

The Partnership will continue to produce and develop the contributed assets and will actively pursue conventional asset acquisition opportunities of long-life natural gas and oil properties. EXCO will serve as contract operator of the properties and provide services pursuant to contract operating and administrative service agreements with the Partnership. The Partnership will be governed by a Board of Directors of the general partner consisting of two EXCO directors and two HGI directors.

It is expected that the Partnership will make quarterly distributions of available free cash flow after capital expenditures and debt service. Distributable cash, after 30-50% dedication to debt service, will be distributed 2% to the general partner and 98% to the limited partners until a certain threshold is met, at which time the distributions above the threshold will be 25% to the general partner and 75% to the limited partners.

The Unit Purchase and Contribution Agreement signed today is subject to customary pre and post-closing adjustments, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, customary title and environmental reviews, closing conditions and regulatory approvals, and is expected to close in early 2013.

As noted above, the cash proceeds to EXCO will be used to repay a portion of EXCO’s revolving credit facility.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “We are very pleased to enter into a conventional asset partnership with Harbinger Group. The venture will operate and develop the existing oil and natural gas assets and pursue acquisitions of long-life natural gas and oil properties with a significant proved producing component with undeveloped upside. This transaction allows EXCO to monetize certain of its assets and maintain a significant interest in the assets and future development upside.”

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Harbinger Group Inc. (HGI) is a diversified holding company. HGI’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com. Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. In addition, the conditions to closing the transactions contemplated by the Unit Purchase and Contribution Agreement may not be met or the anticipated benefits from the proposed transaction may not be fully realized. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission (“SEC”). EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC has generally permitted oil and natural gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” or “unproved” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculation of unproved drillsites and estimations of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosures in our Annual Report on Form 10-K for the year ended December 31, 2011, which is available on our website at www.excoresources.com under the Investor Relations tab.

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